Exhibit 99.1

Century Aluminum Completes Acquisition of Sebree, KY Smelter
CHICAGO, IL - 6/3/13 -- Century Aluminum Company (NASDAQ: CENX) announced today that its wholly owned subsidiary has completed the transaction with Rio Tinto Alcan, Inc. to acquire substantially all of the assets of the Sebree aluminum smelter. The Sebree smelter, located in Henderson County, Kentucky, employs over 500 people and has an annual production capacity of 205,000 metric tons of primary aluminum.
"We are really happy to welcome the men and women of Sebree to Century," commented Michael Bless, President and CEO.   "With the changes occurring in U.S. energy markets, we believe Sebree, along with our existing smelter at Hawesville, will be competitive in the global market. We see a great opportunity for these facilities, which are located about 60 miles apart, to work together and share best practices in pursuit of safety and operational excellence.

"Access to market-based power is a critical enabler for sustained operations at Hawesville and Sebree. We believe the framework reached with the power provider for market-priced energy for Hawesville will serve as a model for Sebree."

Century Aluminum Company owns primary aluminum capacity in the United States and Iceland. Century's corporate offices are located in Chicago, Illinois. More information can be found at www.centuryaluminum.com.
Cautionary Statement
This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements about future, not past, events and involve certain important risks and uncertainties, any of which could cause our actual results to differ materially from those expressed in our forward-looking statements. Such risks and uncertainties may include, without limitation, further declines in aluminum prices or increases in our operating costs; worsening of global financial and economic conditions; and our ability to successfully obtain long-term competitive power arrangements for the Hawesville and Sebree plants. Forward-looking statements in this press release include statements regarding our ability to derive benefits from the common ownership of the Sebree and Hawesville plants and obtain competitive power contracts for the Hawesville and Sebree plants. More information about these risks, uncertainties and assumptions can be found in the risk factors and forward-looking statements cautionary language contained in our Annual Report on Form 10-K and in other filings made with the Securities and Exchange Commission. We do not undertake, and specifically disclaim, any obligation to revise any forward-looking statements to reflect the occurrence of future events or circumstances.
Certified Advisors for the First North market of the OMX Nordic Exchange Iceland hf. for Global Depositary Receipts in Iceland:
Atli B. Gudmundsson, Senior Manager -- Corporate Finance, Landsbankinn hf.
Steingrimur Helgason, Director -- Corporate Finance, Landsbankinn hf.
Century Aluminum Contacts:

Mike Dildine (media)
831-642-9364

Shelly Harrison (investors)
831-642-9357